Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports First Quarter 2017 Results

BATON ROUGE, Louisiana — (April 27, 2017) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the first quarter ended March 31, 2017.

FIRST QUARTER 2017 SUMMARY

•	Revenues decreased 8.2% to $226.8 million versus $247.0 million a year ago.

•	Net income was $5.4 million in the first quarter compared to net income of $5.6 million a year ago.

•	EBITDA was $68.8 million in the first quarter compared to EBITDA of $69.1 million a year ago, yielding a higher margin of 30.3% of revenues compared to 28.0% a year ago.

•	Rental revenues increased 4.4% to $107.3 million in the first quarter compared to $102.8 million a year ago.

•	New equipment sales decreased 40.1% to $34.3 million in the first quarter compared to $57.2 million a year ago.

•	Used equipment sales increased 4.7% to $28.9 million in the first quarter compared to $27.6 million a year ago.

•	Gross margin was 34.2% compared to 32.9% a year ago.

•	Rental gross margins were 44.8% in the first quarter of 2017 compared to 45.3% a year ago.

•	Average time utilization (based on original equipment cost) was 68.5% compared to 66.3% a year ago. Average time utilization (based on units available for rent) was 66.0% compared to 64.6% last year.

•	Average rental rates decreased 0.5% compared to a year ago.

•	Dollar utilization was 32.4% in the first quarter compared to 32.2% a year ago.

•	Average rental fleet age at March 31, 2017, was 34.1 months compared to an industry average age of 41.9 months.

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H&E Equipment Services Reports First Quarter 2017 Results

April 27, 2017

John Engquist, H&E Equipment Services’ chief executive officer, said, “The first quarter results along with the current trends in our business have reinforced our expectations for 2017. Our rental business performed well in the first quarter, with revenues increasing 4.4% from a year ago, margins holding solid at 44.8% and rates down only 0.5% year-over-year. As we anticipated, the ongoing challenges in the new equipment component of our distribution business persisted, due primarily to weak crane demand. We also expect our used equipment sales to trend down during the balance of this year as we intentionally sell less of our rental fleet as a result of higher anticipated rental demand in our non-residential construction markets.”

Engquist concluded, “We believe the opportunities that exist for our business in 2017 are encouraging as demand for rental equipment is increasing throughout the regions we serve. The environment in our Gulf Coast region remains positive as a result of several factors. Texas, our largest market, continues to experience a very healthy economy that is driving an array of non-residential projects. The energy markets are also improving as a result of increased shale drilling activity. In both Texas and Louisiana, a solid lineup of large industrial projects are either underway, at breaking ground stage, or scheduled for construction over the next few years.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2017:

Revenue

Total revenues decreased 8.2% to $226.8 million in the first quarter of 2017 from $247.0 million in the first quarter of 2016. Equipment rental revenues increased 4.4% to $107.3 million compared with $102.8 million in the first quarter of 2016. New equipment sales decreased 40.1% to $34.3 million from $57.2 million a year ago. Used equipment sales increased 4.7% to $28.9 million compared to $27.6 million a year ago. Parts sales decreased 9.4% to $25.3 million from $28.0 million in the first quarter of 2016. Service revenues decreased 7.5% to $15.1 million compared with $16.3 million a year ago.

Gross Profit

Gross profit decreased 4.3% to $77.7 million from $81.1 million in the first quarter of 2016. Gross margin was 34.2% for the quarter ended March 31, 2017, as compared to 32.9% for the quarter ended March 31, 2016. On a segment basis, gross margin on rentals was 44.8% in the first quarter of 2017 compared to 45.3% in the first quarter of 2016. On average, rental rates were 0.5% lower than rates in the first quarter of 2016. Time utilization (based on original equipment cost) was 68.5% in the first quarter of 2017 compared to 66.3% a year ago. Time utilization (based on units available for rent) was 66.0% in the first quarter of 2017 compared to 64.6% a year ago.

Gross margins on new equipment sales decreased to 11.4% in the first quarter compared to 11.7% a year ago. Gross margins on used equipment sales decreased to 31.2% compared to 32.9% a year ago. Gross margins on parts sales increased to 28.1% in the first quarter of 2017 compared to 27.6% in the first quarter of 2016. Gross margins on service revenues decreased to 66.9% for the first quarter of 2017 compared to 67.5% in the first quarter of 2016.

Rental Fleet

At the end of the first quarter of 2017, the original acquisition cost of the Company’s rental fleet was $1.3 billion, an increase of $58.0 million from the end of the first quarter of 2016. Dollar utilization was 32.4% compared to 32.2% for the first quarter of 2016.

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H&E Equipment Services Reports First Quarter 2017 Results

April 27, 2017

Selling, General and Administrative Expenses

SG&A expenses for the first quarter of 2017 were $57.3 million compared with $59.4 million the prior year, a $2.1 million, or 3.5%, decrease. SG&A expenses in the first quarter of 2017 increased as a percentage of total revenues to 25.3% compared to 24.0% the prior year. Expenses related to new branch expansions increased $0.5 million compared to a year ago.

Income from Operations

Income from operations for the first quarter of 2017 was $21.3 million, or 9.4% of revenues, compared to $22.4 million, or 9.1% of revenues, a year ago.

Interest Expense

Interest expense for the first quarter of 2017 was $13.2 million compared to $13.4 million a year ago.

Net Income

Net income was $5.4 million, or $0.15 per diluted share, in the first quarter of 2017 compared to net income of $5.6 million, or $0.16 per diluted share, in the first quarter of 2016. The effective income tax rate decreased to 36.8% in the first quarter compared to 41.0% a year ago due to an increase in favorable permanent items and lower state income taxes.

EBITDA

EBITDA for the first quarter of 2017 was $68.8 million compared to $69.1 million in the first quarter of 2016. EBITDA as a percentage of revenues was 30.3% compared with 28.0% in the first quarter of 2016.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and of our use of this measure. This measure as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss first quarter results today, April 27, 2017, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 719-325-2291 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on April 27, 2017, and will continue through May 6, 2017, by dialing 719-457-0820 and entering the confirmation code 4897432.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on April 27, 2017, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports First Quarter 2017 Results

April 27, 2017

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 78 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve; (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to integrate any businesses we acquire; (9) competitive pressures; (10) security breaches and other disruptions in our information technology systems; (11) adverse weather events or natural disasters; (12) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (13) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports First Quarter 2017 Results

April 27, 2017

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Revenues:
Equipment rentals	$107,317	$102,838
New equipment sales	34,274	57,179
Used equipment sales	28,863	27,574
Parts sales	25,331	27,969
Service revenues	15,080	16,301
Other	15,963	15,149

Total revenues	226,828	247,010

Cost of revenues:
Rental depreciation	40,903	39,497
Rental expense	18,374	16,763
New equipment sales	30,381	50,474
Used equipment sales	19,861	18,512
Parts sales	18,213	20,263
Service revenues	4,999	5,301
Other	16,425	15,056

Total cost of revenues	149,156	165,866

Gross profit	77,672	81,144
Selling, general, and administrative expenses	57,318	59,374
Gain on sales of property and equipment, net	971	662

Income from operations	21,325	22,432
Interest expense	(13,232)	(13,407)
Other income, net	437	430

Income before provision for income taxes	8,530	9,455
Provision for income taxes	3,140	3,881

Net income	$5,390	$5,574

NET INCOME PER SHARE
Basic – Net income per share	$0.15	$0.16

Basic – Weighted average number of common shares outstanding	35,465	35,341

Diluted – Net income per share	$0.15	$0.16

Diluted – Weighted average number of common shares outstanding	35,621	35,398

Dividends declared per common share	$0.275	$0.275

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H&E Equipment Services Reports First Quarter 2017 Results

April 27, 2017

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	March 31,	December 31,
	2017	2016
Cash	$5,040	$7,683
Rental equipment, net	877,477	893,816
Total assets	1,262,686	1,241,611
Total debt (1)	784,011	794,346
Total liabilities	1,122,263	1,098,846
Stockholders’ equity	140,423	142,765
Total liabilities and stockholders’ equity	$1,262,686	$1,241,611

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended March 31,
	2017	2016
Net income	$5,390	$5,574
Interest expense	13,232	13,407
Provision for income taxes	3,140	3,881
Depreciation	46,998	46,199

EBITDA	$68,760	$69,061

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